Exhibit 99.1

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 Tel: (216) 523-5304 Fax: (216) 523-4553 Email: kellymjasko@eaton.com

Date	January 24, 2007
For Release	Immediately
Contact	Kelly Jasko (216) 523-5304
Charles E. Golden Elected To Eaton’s Board Of Directors
CLEVELAND ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced that Charles E. Golden has been elected to the company’s Board of Directors, effective immediately. This increases the size of the Board from 10 to 11. He is expected to stand for re-election at the April 2007 shareholders meeting, when his current term of office expires.
Golden retired from Eli Lilly and Company in 2006, where he served as executive vice president and chief financial officer and as a member of the company’s Board of Directors. Prior to joining Eli Lilly, Golden served as a corporate vice president of General Motors Corporation, and chairman and managing director of Vauxhall Ltd., General Motors Corporation’s vehicle operations in the United Kingdom.
“Charles brings a valuable perspective to our business through his extensive background in finance, international business and operations,” said Alexander M. Cutler, Eaton chairman and chief executive officer. “His strong financial background, coupled with his international experience will serve Eaton as we further develop and execute our strategies for consistent profitable growth.”
In addition to his prior leadership at Eli Lilly and Company, Golden is a member of the boards of directors of Hillenbrand Industries and Unilever NV/PLC and is a member of Financial Executives International.
A native of Fort Wayne, Ind., Golden received a Bachelor of Arts degree in economics from Lafayette College in 1968 and a Master of Business Administration degree from Lehigh University in 1970, both in Pennsylvania. In 2006, he was recognized as the Best CFO in the pharmaceutical industry by Institutional Investor magazine.
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Eaton/Page 2
Eaton Corporation is a diversified industrial manufacturer with 2006 sales of $12.4 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 60,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com
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